TODD SHIPYARDS CORPORATION ANNOUNCES U.S. NAVY EXERCISE OF OPTION ON OVERHAUL AND DRYDOCKING OF USS JOHN C. STENNIS (CVN-74)

VIA FACSIMILE CONTACT: SUMMER O'CONNOR

Total Pages - 1 SHAREHOLDER RELATIONS

206-623-1635 Ext. 106

SEATTLE, WASHINGTON...March 25, 2005...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Navy has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company"), a $11,966,707 modification to previously awarded contract N00024-04-C-4152 in support of repairs and alterations performed during the Dry-Docked Planned Incremental Availability ("DPIA") of the USS John C. Stennis ("Stennis") aircraft carrier (CVN-74). The contract modification, which is associated with the Navy's exercise of an option under the contract, provides for the alteration and repair of ship's systems, shipboard equipment and ship hull preservation. This is the third modification to the Stennis overhaul contract. The Company had previously announced a $28,727,735 modification on February 14, 2005 and a second modification of $19,391,989 on March 16, 2005. The work will be accomplished at the Puget Sound Naval Shipyard in Bremerton, Washington and is expected to be completed in December 2005.

The DPIA of the Stennis is being performed pursuant to the Company's five-year Planned Incremental Availability ("PIA") contract with the Navy for the overhaul and continued maintenance of the aircraft carriers stationed at Bremerton and Everett, Washington. The cost-type PIA contract was originally awarded to Todd Pacific in 1999 for five years and was awarded again in 2004 for an additional five years.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest. Its customers include the U.S. Navy, the U.S. Coast Guard, the Washington State Ferry system and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.